Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Nortel Networks Corporation (the “Company”) on Form S-8 of our report in respect of Nortel Networks SA dated February 25, 2003, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2002.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu
Nicholas L.E. ROLT

Neuilly, France
July 31, 2003